UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 25, 2005

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

333-21011	FIRSTENERGY CORP.	34-1843785
(An Ohio Corporation)
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

1-3141	JERSEY CENTRAL POWER & LIGHT COMPANY	21-0485010
(A New Jersey Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 25, 2005, Jersey Central Power & Light Company (JCP&L), a wholly owned subsidiary of FirstEnergy Corp., received approval from the New Jersey Board of Public Utilities (NJBPU) of two stipulated settlement agreements. The first Stipulation of Settlement between JCP&L and the NJBPU Regulatory Staff resolves all of the issues associated with JCP&L's motion for reconsideration of the NJBPU Summary Order (Phase I Order) dated August 1, 2003. The second Stipulation of Settlement between JCP&L, the NJBPU Regulatory Staff and the Ratepayer Advocate resolves all of the issues associated with JCP&L's Supplemental Petition for a Phase II Proceeding (Phase II Petition) filed July 16, 2004.

The stipulated settlements provide for, among other things, the following:
  An annual increase in distribution revenues of $23 million effective June 1, 2005 associated with the Phase I Order reconsideration;
  An annual increase in distribution revenues of $36 million effective June 1, 2005 related to JCP&L's Phase II Petition;
  An annual reduction in both rates and amortization expense of $8 million effective June 1, 2005, in anticipation of an NJBPU order regarding JCP&L's request to securitize up to $277 million of its deferred balance;
  An increase in JCP&L's authorized return on common equity from 9.5 percent to 9.75 percent; and
  A commitment by JCP&L to maintain a target level of customer service reliability with a reduction in JCP&L's authorized return on common equity to its previous level of 9.5 percent after the target is not met for two consecutive quarters. The authorized return on common equity would then be restored to 9.75 percent when the target is met for two consecutive quarters.

In a Letter to the Investment Community reporting these agreements, FirstEnergy stated that these settlements, coupled with the approval in Ohio to defer certain transmission-related costs but partially offset by the Perry plant forced outage in January and the extended Perry refueling outage, should allow FirstEnergy to achieve earnings per share in 2005 towards the top end of the 2005 guidance range of $2.70 to $2.85.

JCP&L's press release and FirstEnergy's Letter to the Investment Community are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press release issued by JCP&L, dated May 25, 2005
99.2	Letter to the Investment Community, dated May 25, 2005

Forward-Looking Statement: This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in the registrants' Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits from strategic goals (including the proposed transfer of generation assets), the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003, regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in the registrants' Securities and Exchange Commission filings, and other similar factors. The registrants expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 26, 2005

FIRSTENERGY CORP.
Registrant

JERSEY CENTRAL POWER & LIGHT COMPANY
Registrant

/s/ Harvey L. Wagner
Harvey L. Wagner
Vice President, Controller and Chief Accounting Officer